UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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ARMADA HOFFLER PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2019

Dear Fellow Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Armada Hoffler Properties, Inc., which will be held at The Westin Virginia Beach Town Center, located at 4535 Commerce Street, Virginia Beach, VA 23462, on June 12, 2019, at 10:00 a.m. Eastern Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to our stockholders. Because we are using the Internet, most stockholders will not receive paper copies of our proxy materials. We will instead send our stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. This notice also provides information on how our stockholders may obtain paper copies of our proxy materials if they so choose. We believe the use of the Internet makes the proxy distribution process more efficient and less costly, and helps in conserving natural resources.

The Notice of Annual Meeting, this Proxy Statement, the proxy card sample and our 2018 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2018 are available at http://www.proxyvote.com and may also be accessed through our website at www.ArmadaHoffler.com under the “Investor Relations” section. If you would like to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the proxy card to ensure that your shares are represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

On behalf of our Board of Directors and our employees, we thank you for your continued interest in and support of our company. We look forward to seeing you on June 12, 2019.

Sincerely,

Louis S. Haddad	Daniel A. Hoffler
President, Chief Executive Officer and Director	Executive Chairman of the Board of Directors

ARMADA HOFFLER PROPERTIES, INC.
222 Central Park Avenue
Suite 2100
Virginia Beach, Virginia 23462

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 12, 2019

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Armada Hoffler Properties, Inc. will be held at The Westin Virginia Beach Town Center, located at 4535 Commerce Street, Virginia Beach, VA 23462, on Wednesday, June 12, 2019, at 10:00 a.m. Eastern Time, for the following purposes:

(1) to elect the eight director nominees named in the Proxy Statement to serve as directors for one-year terms until the 2020 annual meeting of stockholders and until their successors are duly elected and qualify;

(2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

(3) to approve, in an advisory (non-binding) vote, the compensation of our named executive officers;

(4) to determine, in an advisory (non-binding) vote, whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years; and

(5) to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

The Proxy Statement accompanying this notice describes each of these items of business in detail. The Board of Directors has fixed the close of business on April 15, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the proxy card so that your shares may be represented at the Annual Meeting.
By Order of the Board of Directors,
Michael P. O’Hara
Chief Financial Officer, Treasurer and Corporate Secretary
Virginia Beach, Virginia
April 26, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2019.

This Notice of Annual Meeting, Proxy Statement, proxy card sample and our 2018 Annual Report to
Stockholders/Form 10-K for the year ended December 31, 2018 are available at www.proxyvote.com.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION	51
Vote Required and Recommendation	51
OTHER MATTERS	52
Section 16(a) Beneficial Ownership Reporting Compliance	52
Other Matters to Come Before the 2019 Annual Meeting	52
Stockholder Proposals and Nominations for the 2020 Annual Meeting	52
Householding of Proxy Materials	52

ARMADA HOFFLER PROPERTIES, INC.
222 Central Park Avenue
Suite 2100
Virginia Beach, Virginia 23462

PROXY STATEMENT

ABOUT THE MEETING

Why am I receiving this Proxy Statement?

This Proxy Statement contains information related to the solicitation of proxies in connection with our 2019 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at The Westin Virginia Beach Town Center, located at 4535 Commerce Street, Virginia Beach, VA 23462, on June 12, 2019, at 10:00 a.m. Eastern Time, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Armada Hoffler Properties, Inc. on behalf of our Board of Directors (also referred to as the “Board” in this Proxy Statement). “We,” “our,” “us” and the “Company” refer to Armada Hoffler Properties, Inc.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record on April 15, 2019 (the “Record Date”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 26, 2019, we intend to make this Proxy Statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

The Notice, this Proxy Statement, the proxy card sample and our 2018 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2018 are available at http://www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

What am I being asked to vote on?

You are being asked to vote on the following proposals:

•
Proposal 1 (Election of Directors): The election of the eight director nominees named in this Proxy Statement, each for a term expiring at the 2020 annual meeting of stockholders, and until his or her successor is duly elected and qualifies;

•	Proposal 2 (Ratification of Ernst & Young LLP): The ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

•	Proposal 3 (Advisory Vote on Executive Compensation): The approval (on an advisory basis) of the compensation of our named executive officers;

•
Proposal 4 (Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation): The determination (on an advisory basis) of whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years; and

•	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

 What are the Board’s voting recommendations?

The Board recommends that you vote as follows:

•	Proposal 1 (Election of Directors): “FOR” each of the eight Board nominees named in this Proxy Statement for election as directors;

•	Proposal 2 (Ratification of Ernst & Young LLP): “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

•	Proposal 3 (Advisory Vote on Executive Compensation): “FOR” the approval of the compensation of our named executive officers;

•	Proposal 4 (Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation): “ONE YEAR” as the preferred frequency of holding a stockholder advisory vote on executive compensation.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on the Record Date (April 15, 2019) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. Our common stock constitutes the only class of securities entitled to vote at the Annual Meeting.

What are the voting rights of stockholders?

Each share of our common stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on.

No dissenters’ rights are provided under the Maryland General Corporation Law, our Articles of Amendment and Restatement or our amended and restated bylaws with respect to any of the proposals described in this Proxy Statement.

Who can attend the Annual Meeting?

All holders of our common stock at the close of business on the Record Date (April 15, 2019), or their duly appointed proxies, are authorized to attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. If you attend the Annual Meeting, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. For directions to the Annual Meeting, contact Investor Relations at (757) 366-6684.

Please note that if you are the beneficial owner of shares held in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Stockholder of record. If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered the stockholder of record of those shares and the Notice is being sent directly to you by us.

•
Beneficial owner of shares held in street name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

What will constitute a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date (April 15, 2019) will constitute a quorum, permitting the stockholders to conduct business at the Annual Meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining the presence of a quorum at the Annual Meeting. As of the Record Date, there were 52,418,695 shares of our common stock outstanding.

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”), the exchange on which shares of our common stock are listed. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Proposal 2 (Ratification of Ernst & Young LLP) is the only proposal that is considered “routine” under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019, even if the broker or other nominee does not receive voting instructions from you.

Under NYSE rules, Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote on Executive Compensation) and Proposal 4 (Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation) are considered “non-routine” proposals. Consequently, if you do not give your broker or other nominee voting instructions, your broker or other nominee will not be able to vote on these proposals, and broker non-votes may exist with respect to the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of holding an advisory vote on executive compensation.

How many votes are needed for the proposals to pass?

The proposals to be voted on at the Annual Meeting have the following voting requirements:

•
Proposal 1 (Election of Directors): The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for the election of directors. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•
Proposal 2 (Ratification of Ernst & Young LLP): The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. For purposes of the vote on the ratification of Ernst & Young LLP as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•
Proposal 3 (Advisory Vote on Executive Compensation): The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•
Proposal 4 (Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation): A plurality of the votes cast is required for our stockholders to recommend, on an advisory basis, a preferred frequency of an advisory vote on executive compensation. For purposes of the advisory vote on the frequency of holding an advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Will any other matters be voted on?

As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on the other matters in the manner recommended by our Board of Directors, or, if no such recommendation is given, in the discretion of the proxy holders.

How do I vote?

If you are a registered stockholder, you may submit your proxy by U.S. mail, Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy card by mail by following the instructions included with your proxy card. The deadline for submitting your proxy card by Internet or telephone is 11:59 p.m. Eastern Time on June 11, 2019, which is the day before the Annual Meeting date. The designated proxy will vote according to your instructions. You may also attend the Annual Meeting and vote in person.

If you are a street name or beneficial stockholder because your shares are held in a brokerage account or by a bank or other nominee, your broker or nominee firm will provide you with the Notice. Follow the instructions on the Notice to access our proxy materials and vote by Internet or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee on how to vote your shares.

If you submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified above under “What are the Board’s voting recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record. Beneficial owners who wish to vote in person at the Annual Meeting must request a legal proxy from the organization that holds their shares and bring that legal proxy to the Annual Meeting.

How are proxy card votes counted?

If the notice and access proxy card is validly submitted and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote: “FOR” the election of all nominees for our Board of Directors named in this Proxy Statement; “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; “FOR” the approval of the compensation of our named executive officers; “ONE YEAR” as the preferred frequency with which stockholders are provided an advisory vote on executive compensation and as recommended by our Board of Directors with regard to any other matters that may properly come before the Annual Meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy and change your vote at any time before the taking of the vote at the Annual Meeting by (i) filing with our Corporate Secretary a written notice of revocation or a duly executed proxy card bearing a later date or (ii) attending the Annual Meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies, including preparation and mailing of the Notice, preparation and assembly of this Proxy Statement, the proxy card and the 2018 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2018, coordination of the Internet and telephone voting process and any additional information furnished to you by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of shares of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by Internet and mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight directors, all of whom have terms expiring at the Annual Meeting. The eight nominees below, all of whom are currently serving as directors of the Company, have been nominated by our Board of Directors for re-election to serve as directors for one-year terms until the 2020 annual meeting of stockholders and until their successors are duly elected and qualify. Based on its review of the relationships between the director nominees and the Company, our Board of Directors has affirmatively determined that the following directors are “independent” directors under the rules of the NYSE and under applicable rules of the Securities and Exchange Commission (the “SEC”): Messrs. George F. Allen, James A. Carroll, James C. Cherry and John W. Snow and Ms. Eva S. Hardy.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board may also, as permitted by our amended and restated bylaws, decrease the size of our Board of Directors.

Nominees for Election for a One-Year Term Expiring at the 2020 Annual Meeting

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age(1)	Title	Director Since
George F. Allen	67	Independent Director	2013
James A. Carroll	51	Independent Director	2013
James C. Cherry	68	Independent Director	2013
Louis S. Haddad	61	President, Chief Executive Officer, Director	2013
Eva S. Hardy	74	Independent Director	2015
Daniel A. Hoffler	70	Executive Chairman of the Board of Directors	2013
A. Russell Kirk	71	Vice Chairman of the Board of Directors	2013
John W. Snow	79	Lead Independent Director	2013

(1) Age as of April 26, 2019.

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he or she has served as a director.

George F. Allen. Mr. Allen has served as a director since our initial public offering. Mr. Allen currently serves as the President of George Allen Strategies, a consulting firm founded by Mr. Allen, as well as on the board of directors of several technology companies, including Lee Technologies, nanoRisk Assessment and Hillsdale Group. He is also presently the Reagan Ranch Presidential Scholar for the Young America’s Foundation. Mr. Allen has served the Commonwealth of Virginia in the House of Delegates, U.S. House of Representatives, as Governor of Virginia and in the U.S. Senate. Mr. Allen also served as the Chairman of the National Republican Senatorial Committee for the 2004 election cycle. Mr. Allen holds an undergraduate degree and a law degree from the University of Virginia.

Based on his demonstrated leadership abilities and his experience in government representing a state in which we do a significant amount of business, we have determined that Mr. Allen should serve as a director.

James A. Carroll. Mr. Carroll has served as a director since our initial public offering. Mr. Carroll is the President and Chief Executive Officer of Crestline Hotels & Resorts, LLC, a leading hospitality management company that manages 106 hotel properties throughout 28 states and the District of Columbia. Mr. Carroll originally joined Barceló Crestline Corporation in 2004 as Senior Vice President and Treasurer. He was named Chief Financial Officer in 2006 and promoted to President and Chief Executive Officer of Crestline Hotels & Resorts, LLC, in 2010. Prior to joining Crestline, Mr. Carroll held several operations and financial management positions at Dell, Inc. Mr. Carroll served as a Naval Aviator and Lieutenant in the United States Navy. Mr. Carroll holds an M.B.A. from the Harvard Business School and is a graduate of the U.S. Naval Academy.

Based on his experience in multiple executive roles at a leading company in the real estate industry, his demonstrated leadership abilities and his financial expertise, we have determined Mr. Carroll should serve as a director.

James C. Cherry. Mr. Cherry has served as a director since our initial public offering. He has served as a director of South State Corporation (NASDAQ: SSB), a bank holding company based in Columbia, South Carolina, since December 2017; as a director of Beach Community Bank, based in Fort Walton Beach, Florida, since July 2018; and, as a director of Magna Imperio Systems Corporation, based in Houston, Texas, since January 2019. He served as CEO and as a director of Park Sterling Corporation (NASDAQ: PSTB), a bank holding company headquartered in Charlotte, North Carolina, since its formation in August 2010 until November 2017 and its wholly-owned subsidiary, Park Sterling Bank, a regional financial services company, since its initial public offering in August 2010 until November 2017. From 1974 until June 2006, Mr. Cherry served Wachovia Corporation and its principal Wachovia Bank in various leadership positions, including as Chairman and Chief Executive Officer for the Mid-Atlantic Banking, President of Virginia Banking, and Head of Trust and Investment Management. He chaired the Virginia Bankers Association in 2006-2007.

Based on his experience as an executive at a publicly-traded company and his financial and banking expertise, we have determined that Mr. Cherry should serve as a director.

Louis S. Haddad. Mr. Haddad has served as our President and Chief Executive Officer and a director since the formation of the Company. Mr. Haddad has more than 30 years of experience in the commercial real estate industry. Mr. Haddad has served in executive roles within our predecessor entities since 1987, including Chief Executive Officer of our predecessor entities between 1999 and the completion of our initial public offering in 2013, and President of our predecessor between 1996 and 1999. From 1987 to 1996, Mr. Haddad served as President of Armada Hoffler Construction Company. Additionally, Mr. Haddad served as an on-site construction supervisor for Armada Hoffler Construction Company from 1985 until 1987. Prior to joining Armada Hoffler, Mr. Haddad worked at Harkins Builders, which provides construction management services, in Baltimore, Maryland.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Haddad should serve as a director.

Eva S. Hardy. Ms. Hardy has served as a director since March 2015. Ms. Hardy retired as executive vice president of Public Policy and Corporate Communications at Dominion Resources in 2008, after 20 years as an executive with the company, where she was responsible for local, state and federal relations in all states where Dominion did business, as well as media, communications, advertising and The Dominion Foundation. In addition to her private sector experience, Ms. Hardy spent 17 years in local and state government, serving in several positions with the City of Portsmouth, Virginia from 1972 to 1981. She became Commissioner of Labor for Virginia in 1983, and served as Secretary of Health and Human Resources from 1986 to 1990 in the administration of Virginia Gov. Gerald L. Baliles. She served as Interim State Director for US Senator Mark R. Warner in 2009. She has served as Vice Chair of the State Council of Higher Education and on the Board of Trustees of her alma mater, Hood College as well as the Board of the Eastern Virginia Medical School. She currently serves on the VCU Health Systems Authority, the Virginia Community College Foundation, and the Virginia Commonwealth Higher Education Board Appointments Committee.

Based on her extensive experience in the public and private sectors, including as an executive at a publicly traded company, we have determined that Ms. Hardy should serve as a director.

Daniel A. Hoffler. Mr. Hoffler has served as the Executive Chairman of our Board of Directors since our initial public offering. Mr. Hoffler founded our predecessor entities in 1979 and served as chairman of the Board of Directors of our predecessor entities. Before founding our predecessor entities, Mr. Hoffler was employed as vice president of marketing for Eastern International, Inc., a commercial real estate development and construction company specializing in construction of warehouse and office buildings. Prior to that, Mr. Hoffler was employed as a regional manager for Dun and Bradstreet, a credit information provider. From 1992 through 1996, Mr. Hoffler served on the University of Virginia’s Board of Directors of Visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term in the Virginia Governor’s Advisory Board of Directors for Industrial Development for the Commonwealth of Virginia. Mr. Hoffler has also previously served on the boards of the Virginia Racing Commission, the Virginia Department of Game and Inland Fisheries, Virginia Department of Transportation and as Chair of the Hampton Roads Partnership. He is a former director of the Shaw Group. Mr. Hoffler graduated from Campbell College with a degree in business.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Hoffler should serve as a director.

A. Russell Kirk. Mr. Kirk has served as the Vice Chairman of our Board of Directors since our initial public offering. Mr. Kirk is responsible for strategic aspects of Armada Hoffler’s businesses, including acquisition and development proposals, investment decisions, structuring partnerships and joint ventures, reviewing contracts, designing exit strategies as well as securing financial commitments from the company’s lenders. Prior to joining Armada Hoffler in 1983, Mr. Kirk was a partner with the law firm of Kaufman & Canoles, where he practiced for ten years, specializing in structuring, marketing and financing real estate investments. Mr. Kirk also served on the Virginia Port Authority for eight years and served as its Chairman for a portion of that time. Mr. Kirk received a degree from the University of Virginia and graduated from Washington and Lee School of Law, where he was elected to the Order of the Coif.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Kirk should serve as a director.

John W. Snow. Mr. Snow has served as our lead independent director since our initial public offering. From February 2003 until June 2006, Mr. Snow served as United States Treasury Secretary under President George W. Bush, a position in which he was a key voice on domestic and global economic issues and steer the effort to pass the 2003 Jobs and Growth Tax Relief Act. Mr. Snow held the position of Chairman and Chief Executive Officer of CSX Corporation (NYSE: CSX) until 2003. Prior to becoming the Chairman and Chief Executive Officer of CSX Corporation, Mr. Snow served as Chairman of the Business Roundtable, a prestigious business policy group comprised of 250 chief executive officer of the nation’s largest companies. During his time in this position, he made significant contributions to the passage of the North American Free Trade Agreement and various federal deficit reduction measures. Mr. Snow currently serves on the boards of Cerberus Capital Management LP, where he is non-executive chair, Marathon Petroleum Corporation (NYSE: MPC), Amerigroup Corporation (Amerigroup: AGP) and International Consolidated Airlines Group, S.A. (NYSE ARCA Eu: IAG). Mr. Snow holds a B.A. from University of Toledo, a master’s from The Johns Hopkins University, a law degree from the George Washington University and a Ph.D in Economics from the University of Virginia.

Based on his extensive experience with complex economic issues, his service on the boards of multiple public companies and his exemplary record of leadership, we have determined that Mr. Snow should serve as a director.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the election of the eight director nominees. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board of Directors has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of the Audit Committee’s selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Relationship with Independent Registered Public Accounting Firm

Our consolidated financial statements for the years ended December 31, 2018 and 2017 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for these years.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the Company for the years ended December 31, 2018 and 2017:

	Year Ended December 31, 2018	Year Ended December 31, 2017
Audit Fees(1)	$1,191,283	$1,076,022
Tax Fees(2)	265,125	265,193
All Other Fees(3)	1,965	1,995
Total	$1,458,373	$1,343,210

(1)
Audit fees for 2018 and 2017 include fees for the annual audit of the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, reviews of the condensed consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q, and the issuance of comfort letters and consents in connection with the Company’s registration statements filed with the SEC.

(2)	Tax fees include fees for tax compliance services and tax planning.

(3)	All other fees include fees for online resources provided by Ernst & Young LLP.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit service to the Company. Pursuant to the Audit Committee Pre-Approval Policy, which the Audit Committee reviews and reassesses periodically, a list of specific services within certain categories of services, including audit, audit-related and tax services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, the Audit Committee may delegate authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee approved 100% of the audit-related fees, tax fees and other fees for the year ended December 31, 2018.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is not classified, with each of our directors subject to re-election annually;

•	we have a majority voting standard for uncontested director elections;

•	five of our eight directors are “independent”;

•	three of our directors qualify as an “Audit Committee financial expert” as defined by the SEC;

•	all of our standing committees are comprised solely of independent directors;

•	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law;

•	we do not have a stockholder rights plan;

•	we have adopted stock ownership and retention guidelines for all executive officers and non-employee directors; and

•	our stockholders have the ability to alter or repeal certain provisions of our amended and restated bylaws, subject to certain exceptions.

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.
Majority Voting Standard for Uncontested Director Elections
Our amended and restated bylaws provide for majority voting in uncontested elections of directors. Under this majority voting standard, the affirmative vote of a majority of the votes cast is required for the election of a director in an uncontested election, which means that the number of votes cast for a director must exceed the number of votes cast against such director. In any contested election, in which the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. Prior to our adoption of the amended and restated bylaws, directors were elected by a plurality of the votes cast, whether or not the election was contested.
In addition, our Corporate Governance Guidelines require incumbent director nominees who fail to receive a majority of the votes cast in an uncontested election of directors to submit an offer to resign from our Board of Directors. The Nominating and Corporate Governance Committee of our Board of Directors must consider any such offer to resign and make a recommendation to our Board of Directors on whether to accept or reject the resignation. Taking into account the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors will determine whether to accept or reject any such resignation within 90 days after the certification of the election results, and we will report such decision in a press release, filing with the SEC or by other public announcement. If an incumbent director’s resignation is accepted by our Board of Directors, then our Board of Directors may fill the resulting vacancy or decrease the size of our Board of Directors in accordance with our amended and restated bylaws. If a director’s resignation is not accepted by our Board of Directors, such director will continue to serve until his or her successor is duly elected and qualified, or his or her earlier death, resignation, retirement or removal. For the purposes of applying this majority voting standard, an election is considered

“uncontested” if no stockholder provides notice of its intention to nominate one or more candidates to compete with our Board of Directors’ nominees in the manner required by our amended and restated bylaws, or if any such stockholder has withdrawn all such nominations on or before the close of business ten days prior to the filing our definitive proxy statement with the SEC.
Stockholder Amendments to Bylaws
Our amended and restated bylaws permit stockholders to amend our bylaws by the affirmative vote of the holders of a majority of the outstanding shares of our common stock pursuant to a binding proposal submitted to the stockholders for approval at a duly called annual meeting or special meeting of stockholders by a stockholder, or group of no more than six stockholders, owning at least 1% or more of the outstanding shares of our common stock continuously for at least one year. A stockholder proposal submitted under Article XIV of our amended and restated bylaws may not alter or repeal (i) Article XII of the bylaws, which provides for indemnification of our directors and officers, or (ii) Article XIV of the bylaws, which addresses procedures for amendment of the bylaws, in each case, without the approval of our Board of Directors.

Stock Ownership Guidelines

On February 21, 2019, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted Stock Ownership Guidelines (the “Guidelines”). The Guidelines apply to executive officers and the non-employee directors of the Company. Our Board of Directors believes that our executive officers and non-employee directors should acquire and maintain a material equity position in the Company to promote (i) the further alignment of the interests of such individuals and the Company’s stockholders, (ii) the creation of value for the Company’s stockholders and (iii) the accountability of such individuals for the performance of the Company. Specifically, the Guidelines require that, within five years from the date the Guidelines were adopted, our executive officers and non-employee directors must satisfy the ownership requirements set forth in the table below. In addition, if one of our executive officers becomes subject to a greater ownership requirement due to an amendment to the Guidelines, a promotion or an increase in base salary (or, in the case of non-employee directors, an increase in the annual cash retainer or annual equity award), and the individual does not satisfy such requirement at that time, the individual must meet such increased ownership requirement within three years of the date of such amendment to the Guidelines, promotion or increase in base salary, annual retainer or annual equity award.

Position	Minimum Ownership Requirement
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
Other Executive Officers	3x annual base salary
Non-Employee Directors	3x the value of any annual equity award and annual cash retainer (excluding any additional retainer for committee chairs or lead independent director)

For purposes of the Guidelines, our executive officers and non-employee directors may satisfy the Guidelines with the following securities (“Qualifying Securities”), whether owned directly or indirectly by our executive officers and non-employee directors:

•	shares of the Company’s common stock;

•	units of limited partnership interest (“OP Units”) in Armada Hoffler, L.P., the Company’s operating partnership (the “Operating Partnership”);

•
time-vesting (i) restricted shares of common stock, (ii) stock units or LTIP Units (as defined under the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended), or (iii) similar time-vesting equity awards granted under the Company’s equity incentive plans, whether or not currently vested; and

•
performance-vesting restricted shares of common stock, stock units or LTIP Units (or similar performance-vesting equity awards granted under the Company’s equity incentive plans) for which the relevant performance targets have been determined to have been met.

Neither stock options nor performance-vesting (i) restricted shares of common stock, (ii) share units, (iii) LTIP Units or other performance-vesting equity awards granted under the Company’s equity incentive plans for which the relevant performance targets have not been met will be deemed Qualifying Securities for purposes of the Guidelines.

Compliance with the Guidelines will be measured on January 31 of each year, with the first measurement to occur on January 31, 2020. Each Participant must meet the applicable ownership requirement within five years of the later of (i) the adoption of these Guidelines by the Board and (ii) the date the Participant became subject to the Guidelines. If a Participant becomes subject to a greater ownership requirement due to an amendment to the Guidelines, a promotion or an increase in base salary (or, in the case of non-employee directors, an increase in the annual cash retain or annual equity award), and the Participant does not satisfy such requirement at that time, the Participant must meet such increased ownership requirement within three years of the date of such amendment to the Guidelines, promotion or increase in base salary, annual retainer or annual equity award. The value of each individual’s Qualifying Securities as of January 31 of each year will be determined based on the higher of (i) the closing price of our common stock on the last trading day of the immediately preceding fiscal year and (ii) the volume-weighted average price of our common stock for the 30 days immediately preceding January 31 of the applicable year. To promote compliance with the Guidelines, participants must retain 100% of the net shares or LTIP units received from any awards granted under our equity incentive plans for a period of one year after the vesting of such awards and, if a participant is not in compliance with the applicable minimum ownership requirement after such time period, must retain 100% of the shares or units until the applicable ownership requirement is met.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The principal functions of each committee are described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of these committees is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish certain other committees to facilitate the management of our company.

The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
George F. Allen		X	X (chair)
James A. Carroll*	X		X
James C. Cherry*	X (chair)	X	X
Louis S. Haddad
Eva S. Hardy*	X	X
Daniel A. Hoffler
A. Russell Kirk
John W. Snow		X (chair)

* Audit committee financial expert.

Audit Committee

The Audit Committee is comprised of Messrs. Carroll and Cherry and Ms. Hardy, with Mr. Cherry serving as chairman. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. The Board determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards, and the Board has determined that each of the directors serving on the Audit Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee also is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual Proxy Statement.

During the fiscal year ended December 31, 2018, the Audit Committee met seven times, including telephonic meetings.

Compensation Committee

The Compensation Committee is comprised of Messrs. Allen, Cherry and Snow and Ms. Hardy, with Mr. Snow serving as chairman. The Board has determined that each of the directors serving on the Compensation Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted a Compensation Committee charter, which details the principal authority and functions of the Compensation Committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our Proxy Statement and Annual Report disclosure requirements;

•	to the extent required by applicable SEC rules, producing a report on executive compensation to be included in our annual Proxy Statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

For more information, see “Compensation Discussion and Analysis” contained elsewhere in this Proxy Statement.

During the fiscal year ended December 31, 2018, the Compensation Committee met twice, including telephonic meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Allen, Carroll and Cherry, with Mr. Allen serving as chairman. The Board has determined that each of the directors serving on the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the Annual Meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors, including board size and composition, and committee composition and structure;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors;

•
annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board of Directors’ evaluation of management.

In identifying and recommending nominees for directors, the Nominating and Corporate Governance Committee may consider, among other factors, diversity of relevant experience, expertise and background.

During the fiscal year ended December 31, 2018, the Nominating and Corporate Governance Committee met twice, including telephonic meetings.

Director Selection Process

The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of nominees for election as directors. In assessing candidates for election to the Board, the Nominating and Corporate Governance Committee takes into account such factors as it deems appropriate, including, among others, familiarity with the Company’s industry, broad experience in business, finance or administration, diversity of both background and experience, and experience, areas of expertise and other factors relative to the overall composition of the Board. In addition, the Nominating and Corporate Governance Committee considers whether a potential candidate for director has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service on the Board. The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of our business. Accordingly, the Board, through the Nominating and Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the Board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience.

Applying the criteria described above, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee recommends the nominees for election to the Board. Taking the Nominating and Corporate Governance Committee’s recommendation into consideration, the Board then approves the nominees for directorship for stockholders to consider and vote upon at the annual stockholders’ meeting.

Stockholders wishing to recommend individuals for consideration as directors must follow the procedures described in Article II, Section 11 of the Company’s amended and restated bylaws, including (among other requirements) the giving of written notice of the nomination to our Corporate Secretary no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting. The stockholder’s notice must set forth as to each nominee all information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the candidate had been nominated by or on behalf of the Board. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. See “Other Matters—Stockholder Proposals and Nominations for the 2020 Annual Meeting.”

Code of Business Conduct and Ethics

Our Board of Directors established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by the Board of Directors or a committee of the Board of Directors, and any such waiver shall be promptly disclosed to stockholders as required by law or NYSE regulations.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.ArmadaHoffler.com under the “Investor Relations” tab, and these documents are available in print to any stockholder who sends a written request to such effect to Investor Relations, Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 2100, Virginia Beach, VA 23462. Information at or connected to our website is not and should not be considered a part of this Proxy Statement. Any amendments to our corporate governance materials will be uploaded to our website without express notice to our stockholders.

Independence of Directors

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company).

The Board currently has eight directors, a majority of whom our Board of Directors affirmatively has determined, after broadly considering all relevant facts and circumstances, to be “independent” under NYSE listing standards and under applicable rules of the SEC. The Board affirmatively has determined that each of the following directors is independent under these standards: Messrs. Allen, Carroll, Cherry and Snow and Ms. Hardy.

Board Leadership Structure

Separate Chairman and Chief Executive Officer Positions

The roles of Executive Chairman and Chief Executive Officer are held by two different individuals, Messrs. Hoffler and Haddad, respectively. The separation of the roles of Chairman and Chief Executive Officer allows Messrs. Hoffler and Haddad to have leadership roles on the executive management team, which our Board of Directors believes is important in light of their knowledge of the Company and their extensive experience in the commercial real estate and construction industries. Our Board of Directors continues to believe that our current leadership structure, including separate positions of Executive Chairman and Chief Executive Officer and the use of a lead independent director, provides an effective leadership model for the Company and the benefit of the distinct abilities and experience of our Executive Chairman, Chief Executive Officer and lead independent director. The Board also believes having an Executive Chairman is useful as it ensures that Board of Directors leadership retains a close working relationship with management.

Lead Independent Director

Our Board of Directors believes that its governance structure ensures a strong, independent Board even though the Board does not have an independent Chairman. To strengthen the role of our independent directors and encourage independent Board leadership, the Board of Directors also has established the position of lead independent director, which has been held by Mr. Snow since our initial public offering. The responsibilities of the lead independent director include, among others:

•	serving as liaison between (i) management, including the President and Chief Executive Officer, (ii) our other independent directors and (iii) interested third parties and the Board of Directors;

•	presiding at executive sessions of the independent directors;

•	serving as the focal point of communication to the Board regarding management plans and initiatives;

•	ensuring that the role between Board oversight and management operations is respected;

•	providing the medium for informal dialogue with and between independent directors, allowing for free and open communication within that group; and

•	serving as the communication conduit for third parties who wish to communicate with the Board.

Our lead independent director is selected on an annual basis by a majority of the independent directors then serving on the Board.

Board and Committee Meetings

During the fiscal year ended December 31, 2018, the Board of Directors met five times, including telephonic meetings. Directors are expected to attend, in person or by telephone, all Board of Directors meetings and meetings of committees on which they serve. All directors attended at least 75% of the aggregate of (i) the total number of Board meetings held during the fiscal year ended December 31, 2018 and (ii) the total number of meetings of the Board’s committees on which he or she served in 2018.

Annual Meeting Attendance

Our directors are expected to attend, in person, our annual meeting of stockholders. All of our directors attended the 2018 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our non-management directors meet in executive sessions without management participation at least quarterly. In addition, our Corporate Governance Guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. The lead independent director presides at these sessions.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors by sending written correspondence to the “Lead Independent Director” c/o the Corporate Secretary of Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 2100, Virginia Beach, VA 23462, who will then directly forward such correspondence to the lead independent director. The lead independent director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board of Directors.

Director Compensation

For the fiscal year ended December 31, 2018, Mr. Hoffler, our Executive Chairman, received a cash retainer of $309,094, payable in bi-weekly installments. In addition, on the date of our 2018 annual meeting of stockholders, Mr. Hoffler received an annual equity award of restricted shares of common stock with a value equal to $110,260, which will vest on the date of the Annual Meeting, subject to Mr. Hoffler’s continued service on the Board on such date. Mr. Hoffler also receives healthcare coverage under our healthcare plan available to all employees of our company.

For the fiscal year ended December 31, 2018, Mr. Kirk, our Vice Chairman, received an annual cash retainer of $100,006, payable in bi-weekly installments. In addition, on the date of our 2018 annual meeting of stockholders, Mr. Kirk received an annual equity award of restricted shares of common stock with a value equal to $40,000, which will vest on the date of the Annual Meeting, subject to Mr. Kirk’s continued service on the Board on such date. Mr. Kirk also receives healthcare coverage under our healthcare plan available to all employees of our company.

Mr. Haddad does not receive any additional compensation for his service on the Board.

During the fiscal year ended December 31, 2018, annual retainers for our non-employee directors were based on the following schedule:

Annual Base Board of Directors Retainer	Annual Audit Committee Chair Retainer	Annual Lead Director Retainer
$50,000	$5,000	$10,000

Each non-employee director receives the annual base retainer for his or her services in cash in quarterly installments in conjunction with quarterly meetings of the Board. Each non-employee director may elect to receive up to 100% of his or her annual retainers in fully vested shares of our common stock. In addition to the annual retainers, on the date of each annual meeting of stockholders, each non-employee director is expected to receive an annual equity award of restricted shares with an aggregate value of $25,000, which will vest on the date of the first annual meeting of stockholders after the date of grant, subject to the director’s continued service on the Board on such date. All awards of restricted stock granted to each non-employee director will vest in full upon a change in control (as defined in the Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Equity Incentive Plan”)). We also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board and committee meetings, attendance at annual or special meetings of our stockholders and site visits to our properties.

Director Compensation Table

The following table provides information on the compensation of our directors for the fiscal year ended December 31, 2018, other than Mr. Haddad, who received no separate compensation for his service as a director. For information related to the compensation of Mr. Haddad, please refer to “Compensation of Executive Officers—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash		Stock Awards(1)	All Other Compensation(2)	Total
Daniel A. Hoffler	$309,094		$110,260	$134,600	$553,954
A. Russell Kirk	100,006		40,000	95,198	235,204
George F. Allen	50,000		25,000	1,402	76,402
James A. Carroll	50,000	(3)	25,000	1,402	76,402
James C. Cherry	55,000		25,000	1,402	81,402
Eva S. Hardy	50,000		25,000	1,402	76,402
John W. Snow	60,000	(4)	25,000	1,402	86,402

(1) Represents the aggregate grant date fair value of restricted shares granted on June 13, 2018. Mr. Hoffler received a grant of 7,572 restricted shares, Mr. Kirk received a grant of 2,747 restricted shares, and each of Messrs. Allen, Carroll, Cherry and Snow and Ms. Hardy received a grant of 1,717 restricted shares, all of which were outstanding as of December 31, 2018.
(2) For non-employee directors, represents dividends paid on unvested restricted shares of common stock. The amounts shown in the “All Other Compensation” for Messrs. Hoffler and Kirk reflect the following:

Name	Automobile Allowance or Personal Use of Company Automobile(a)	Tax Return Prep Fees	Administrative Support	Dividends on Unvested Restricted Stock	Other(b)	Total
Daniel A. Hoffler	$37,389	$24,048	$54,597	$4,460	$14,105	$134,599
A. Russell Kirk	30,840	25,958	25,271	2,244	10,885	95,198
(a) Represents costs related to automobile allowance, including automobile insurance, gas and maintenance, tolls, personal property tax and registration fees.
(b) Represents costs related to parking fees, club dues, commuting expenses, physicals, excess life insurance, executive fees and cable or DirectTV television.
(3) Includes $12,500 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.
(4) Includes $60,000 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.

EXECUTIVE OFFICERS

The following table sets forth information concerning our current executive officers. Executive officers are elected annually by our Board of Directors and serve at the Board’s discretion.

Name	Age(1)	Title
Louis S. Haddad	61	President and Chief Executive Officer
Eric E. Apperson	55	President of Construction
Shelly R. Hampton	51	President of Asset Management
Michael P. O’Hara	59	Chief Financial Officer, Treasurer and Corporate Secretary

(1) Age as of April 26, 2018.

Set forth below are descriptions of the backgrounds of each of our current executive officers (other than Mr. Haddad, whose background and position are described above under “Proposals to be Voted On-Proposal 1: Election of Directors”).

Eric E. Apperson. Mr. Apperson has served as our President of Construction since our initial public offering. Mr. Apperson has over 25 years of experience in real estate management, development and construction. Mr. Apperson previously served as President of Construction of one of our predecessor entities, a position he assumed in 2000. Prior to being named President of Construction, Mr. Apperson served as President of a subsidiary of our predecessor formerly known as Goodman Segar Hogan Hoffler Construction. Beginning in 1987, Mr. Apperson served our predecessor as project manager. Mr. Apperson earned a B.A. from Hampden-Sydney College.

Shelly R. Hampton. Ms. Hampton has served as our President of Asset Management since our initial public offering. Ms. Hampton has over 25 years of experience in accounting, finance, administration, operations and management. Ms. Hampton previously served as President of Asset Management of one of our predecessor entities since 2011 until the completion of our initial public offering. From 2009 to 2011, Ms. Hampton served as Vice President of Asset Management of one of our predecessor entities. From 1999 until 2011, Ms. Hampton served as the Director of Asset Management of one of our predecessor entities. Ms. Hampton previously served as Vice President of Finance at JLM Holdings. Ms. Hampton holds an AAS in Business Management from Metropolitan College and graduated cum laude with a B.S. in Business Administration from Western New England College.

Michael P. O’Hara. Mr. O’Hara has served as our Chief Financial Officer and Treasurer since our initial public offering and was appointed Corporate Secretary in 2018. Mr. O’Hara has more than 25 years of experience in commercial real estate, accounting, tax, information technology and structured finance. From 2002 until the completion of our initial public offering, Mr. O’Hara served as chief financial officer for our predecessor. Mr. O’Hara joined our predecessor in 1996 as Controller of the construction company and was promoted to Controller of Armada Hoffler Holding Company in 1999. Prior to joining our predecessor, Mr. O’Hara served as Controller of Beacon Construction in Boston, Massachusetts. Mr. O’Hara received a B.S. in accounting from Fairfield University. Mr. O’Hara was previously licensed as a certified public accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to the Company’s named executive officers (“NEOs”). The Company’s NEOs for 2018 were:

•	Louis S. Haddad - President and Chief Executive Officer;

•	Michael P. O’Hara - Chief Financial Officer, Treasurer and Corporate Secretary;

•	Shelly R. Hampton - President of Asset Management;

•	Eric E. Apperson - President of Construction; and

•	Eric L. Smith - Former Chief Operating Officer and Corporate Secretary (through November 2018).

Compensation Objectives and Philosophy

The Compensation Committee believes that the Company's compensation program for executive officers should:

•	attract and retain highly-qualified executives;

•	motivate these executives to achieve corporate and individual performance objectives and increase stockholder value on an annual and long-term basis;

•	achieve an appropriate balance between risk and reward that does not incentivize excessive risk taking; and

•	promote teamwork and cooperation throughout the Company and within the management group.

The Compensation Committee applied this philosophy in establishing each of the elements of executive compensation for the fiscal year ended December 31, 2018. The Compensation Committee’s goal was to align executive compensation with measurable performance and to compare executive compensation with peers and industry-specific market data.

Determining Compensation for Named Executive Officers

The Compensation Committee of the Board, which is comprised entirely of directors who are independent under the applicable rules of the SEC and the NYSE listing standards, operates under a written charter and is responsible for establishing the terms of the compensation of the Company’s NEOs. The Compensation Committee is responsible for determining and approving our Chief Executive Officer’s compensation and annually reviews corporate goals and objectives related to compensation and evaluates performance related to such goals and objectives. Additionally, the Compensation Committee reviews and approves the compensation of all of our other executive officers, evaluates compensation policies and plans and implements and administers our incentive compensation equity-based remuneration plans.

Our Chief Executive Officer plays a significant role in setting compensation for our other executive officers by providing the Compensation Committee with an evaluation of their performance, together with recommendations for their compensation. Although Mr. Haddad was involved in the compensation setting process, the Compensation

Committee and the Board held discussions outside the presence of Mr. Haddad, which allowed the Compensation Committee and the Board to independently discuss any and all recommendations as it determined final compensation amounts for our NEOs.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer or other executive officer compensation and to approve such consultant’s fees and other retention terms. In accordance with this authority, in November 2016, the Compensation Committee retained FTI Consulting, Inc. (“FTI”) as its independent compensation consultant to advise the Compensation Committee on executive officer and director compensation, including providing industry-specific market data. FTI reports directly to the Compensation Committee, and the Compensation Committee is free to replace FTI or hire additional consultants from time to time. FTI and its affiliates do not provide any other services to us or our affiliates. The Compensation Committee assessed the independence of FTI pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FTI from serving as an independent consultant to the Compensation Committee.

Peer Group

As part of its engagement, FTI provided the Compensation Committee with comparative market data on the overall compensation program for our executive officers based on an analysis of peer companies. The table set forth below identifies the companies in the peer group used for 2018, which the Compensation Committee considered as part of its analysis in setting compensation for our executive officers:

2018 Executive Compensation Peer Group (“Peer Group”)
Agree Realty Corporation	Getty Realty Corp.	Saul Centers, Inc.
Catchmark Timber Trust, Inc.	Investors Real Estate Trust	TIER REIT, Inc.
Cedar Realty Trust, Inc.	Preferred Apartment Communities, Inc.	Urstadt Biddle Properties, Inc.
Easterly Government Properties, Inc.	RPT Realty	Whitestone REIT
Four Corners Property Trust, Inc.

Each year, the Company, in consultation with FTI, reviews the peer group to determine the appropriateness of each peer company, as well as the peer group in totality. For 2018, the Company used the following selection criteria:

2018 Peer Group Selection Criteria
Assets/Business Model
We are a diversified REIT with high-quality office, retail and multifamily assets. Accordingly, our peer group represents a blend of all of these asset types to reflect our diverse real estate holdings.

Size Parameters	At the time the Peer Group was approved, each was an internally-managed REIT with an implied equity market capitalization and total enterprise value ranging from 0.5x to 2.5x the size of the Company.
Overall Peer Group
As of November 8, 2018 (the date upon which FTI delivered the benchmarking report), the Company’s implied equity market capitalization was approximately $1B and total enterprise value was approximately $1.7B as compared to the Peer Group as follows:

- Implied Equity Market Capitalization - $650M to $1.3B(1), with a median of approximately $1.1 B
- Total Enterprise Value - $1.3B to $2.3B(1), with a median of approximately $1.9B

(1)	Based on the approximate 25th to 75th percentile of the 2018 Peer Group.

Based on this assessment, no revisions were made to the peer group for 2018. The Compensation Committee may change the composition of the group from year to year, as it deems appropriate. In determining 2018 compensation for our NEOs, the Compensation Committee, in consultation with FTI, considered the competitive positioning of our executive compensation levels relative to market data for setting salary, incentive award and total compensation levels.

Structure and Components of the Executive Compensation Program

Our executive compensation program for the NEOs generally consists of base salary, an annual incentive program comprised of cash and restricted share awards and certain other benefits. We also provide certain severance arrangements for our NEOs. The target amount of compensation is determined based on an assessment of prevailing market compensation levels and the roles, experience, and the value delivered on a daily basis by our NEOs.

Base Salary

Base salary is intended to attract and retain executive officers based on the scope and complexity of the role and responsibilities, fairness (employees with similar responsibilities, experience and historical performance are rewarded comparably), and individual performance. The Compensation Committee reviews base salaries annually and makes adjustments to be competitive with market salary levels or to recognize an executive officer’s professional growth and development or increased responsibility within the Company.

The Compensation Committee made the following base salary compensation decisions for 2018:

Name	2018 Base Salary(1)
Louis S. Haddad	$775,000
Michael P. O’Hara	310,000
Shelly Hampton	300,000
Eric E. Apperson	350,000
Eric L. Smith(2)	325,000

(1)	Does not reflect the 3% increase in base salary effective for all employees in September of each year.

(2)	Mr. Smith resigned effective November 12, 2018.

Short-Term Incentive Program

The bonus awards for the NEOs are made pursuant to our short-term incentive program (the “STIP”), which was adopted in March 2014 to align the interests of our executive management team with the interests of our stockholders and is structured as follows:

•
Award determinations under the STIP are based on both pre-defined quantitative factors set by the Compensation Committee each year, as well as qualitative factors, achievement of which is determined by the Compensation Committee.

•
The quantitative portion of the STIP is based on the Company achieving certain threshold, target and maximum levels of normalized funds from operations (“Normalized FFO”), weighted 40%, and Normalized FFO per common stock equivalent, weighted 60%. For 2018, Ms. Hampton and Mr. Apperson also had quantitative goals that were based on respective division metrics and reflected 50% of the quantitative portion of the STIP.

•
The qualitative component is awarded at the sole discretion of the Compensation Committee. The Compensation Committee established specific qualitative objectives for Mr. Haddad, Mr. O’Hara, Ms. Hampton, Mr. Apperson and Mr. Smith, which were monitored and reviewed throughout the year by the NEOs and the directors. The Compensation Committee feels it is important to have a meaningful qualitative component in the incentive compensation program that can be utilized to adjust compensation when warranted based on the individual facts and circumstances.

•
Bonus awards under the STIP are paid partially in cash and partially in restricted shares of the Company’s common stock, which vest one-third on the grant date and one-third on each of the first two anniversaries of the grant date. The Compensation Committee believes that the vesting schedule promotes retention, encourages long-term performance to maximize the value of and dividends received on stock granted to NEOs, and further aligns the interests of our executive officers and stockholders. Further, we believe that this vesting period encourages our executive officers to focus on sustaining our long-term performance, thus minimizing the risk of our executive officers focusing on short-term gains at the expense of our long-term performance.

For purposes of the quantitative portion of the STIP, we first calculate Funds from Operations (“FFO”), a supplemental non-GAAP financial measure, in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). However, because we believe that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by our portfolio and affect the comparability of our year-over-year performance, we also disclose our calculation of Normalized FFO. Management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment of intangible assets and liabilities, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, severance related costs and other non-comparable items.

Cash Awards

Under the 2018 STIP, our NEOs were eligible to receive the following cash bonus payout at threshold, target and maximum performance:

	Cash Portion of 2018 STIP
Name	Threshold	Target	Maximum
Louis S. Haddad	$162,500	$250,000	$312,500
Michael P. O’Hara	97,500	150,000	187,500
Shelly Hampton	65,000	100,000	125,000
Eric E. Apperson	78,000	120,000	150,000
Eric L. Smith	97,500	150,000	187,500

Under the 2018 STIP, 33-50% of the total incentive compensation eligible to be received by the NEOs was payable in cash.

Restricted Stock Awards

Under the 2018 STIP, our NEOs were eligible to receive the following restricted stock awards at threshold, target and maximum performance:

	RSA Portion of 2018 STIP
Name	Threshold	Target	Maximum
Louis S. Haddad	$325,000	$500,000	$625,000
Michael P. O’Hara	113,750	175,000	218,750
Shelly Hampton	117,000	180,000	225,000
Eric E. Apperson	78,000	120,000	150,000
Eric L. Smith	130,000	200,000	250,000

Under the 2018 STIP, 50-67% of the total incentive compensation eligible to be received by the NEOs was payable in the form of restricted stock awards under the Equity Incentive Plan.

The 2018 annual cash and restricted stock award incentive compensation payable to our NEOs was based on the achievement of the following measures, as listed below.

Annual Incentive Compensation - Quantitative Component

	2018 Quantitative Bonus Goals
2018 STIP Metrics	Threshold	Target	Maximum	Actual
Corporate Goals
Normalized Funds from Operations (Normalized FFO)	$63,850,000	$65,150,000	$67,050,000	$ 70,947,000(1)
Normalized FFO/Share	$1.00	$1.02	$1.05	$1.10

Construction Division Goals (Mr. Apperson Only)
Construction Gross Profit	$2,700,000	$3,200,000	$3,700,000	$4,710,000

Asset Management Division Goals (Ms. Hampton Only)
Stable Property Net Operating Income (NOI)	$77,400,000	$78,100,000	$78,800,000	$ 77,560,000(2)

(1) The Compensation Committee approved a modification to this measure to include an adjustment of $4,489,000, which represents the portion of the fee relating to the sale of the Annapolis Junction purchase option that was collected but not recognized during the year ended December 31, 2018 in accordance with GAAP.
(2) Due to unforeseen circumstances during the year that were outside of the control of the President of Asset Management, the Compensation Committee determined to pay Ms. Hampton at “target” for the portion of the award contingent upon stable NOI.

Annual Incentive Compensation - Qualitative Component

In 2018, the Compensation Committee established qualitative objectives for each NEO (the qualitative performance objectives for Mr. O’Hara, Ms. Hampton, Mr. Apperson and Mr. Smith were primarily established by Mr. Haddad, and approved by the Compensation Committee). The objectives are intended to enhance and support the Company’s overall strategic and operational objectives in its day-to-day activities.

In determining the size of the bonus awards under the qualitative component of the 2018 STIP, the Compensation Committee, in its sole discretion, considered qualitative performance criteria it deemed appropriate as well as the achievement or continued progress on the qualitative objectives noted below (excluding Mr. Smith, who was not employed by the Company at the time of 2018 STIP calculations):

Name	Qualitative Goals
Louis S. Haddad	1.	Advance all of the Company’s stated corporate objectives.
	2.	Serve as the primary conduit between the executive management team and the Board of Directors by keeping the Directors appropriately informed as to the operations and performance of the Company.
	3.	Construct, oversee, incentivize, and mentor the executive management team in the best interest of the Company’s stakeholders.
	4.	Represent the Company with investors and research analysts, as appropriate, as part of both deal (capital raising) and non-deal road shows, industry conferences, and ad hoc communications.
	5.	Represent the Company in support of both development and general contracting opportunities as appropriate.
6.
Support the acquisition portion of the corporate strategy by working with internal and third party sources to identify acquisition opportunities and assess the opportunities relative to our forecasting models to determine the impact on metrics including but not limited to profitability, earnings, leverage, and timing of equity raises.

	7.	Maintain a CEO and key-executive succession plan in conjunction with the Board of Directors and any applicable committees.
	8.	Ensure or properly delegate the responsibility for proper compliance with all SEC and NYSE requirements so as to maintain the Company in good standing.

Michael P. O’Hara	1.	Ensure that all financial reporting accurately reflects all activity within the Company.
2.
Maintain the accuracy of the corporate financial records and ensure accurate financial reporting in all SEC filings as well as accurate guidance and disclosure to investment advisors, investors, research analysts and other stakeholders.

	3.	Ensure proper financial reporting in all divisions of the Company through CFO review meetings each quarter and any other process appropriate to ensure accuracy.
	4.	Manage the corporate investor relations program. A successful IR program will include:
· Collaboration with research analysts and third-party IR firms to organize road shows and investor communication meetings
· Communicating with investors about the Company’s attendance at the Nareit conference and scheduling associated meetings
· Communicating quarterly results to the Company’s distribution list
· Fielding ad hoc investor and analyst calls and meetings
· Coordinating the issuance of press releases
5.
Manage internal audit staff and work with third-party internal and external auditors to ensure compliance with all regulatory requirements and standards for reporting, maintenance of internal financial and accounting policies, and corporate cont

	6.	Ensure compliance with Sarbanes Oxley through the Company.

7.
Project a professional and approachable demeanor internally so as to both encourage management and staff from all divisions to utilize the CFO as a resource and enable the CFO to interject into any business discussion with the goal of having the CFO act as a significant facilitator to the corporate dialogue.

8.
Successfully manage the Company’s asset-specific debt and corporate credit facility to achieve the most advantageous corporate cost of debt while appropriately balancing the cost of debt with other goals, including but not limited to financing terms, flexibility, and the ratio of fixed-rate versus floating-rate debt.

	9.	Manage the credit facility, including the transaction to an unsecured line of credit, consistent with a long-term goal of acquiring a credit rating.
	10.	Develop and execute an appropriate interest-rate management program that balances earning growth with protection against a rising interest rate environment.
11.
Track the Company’s various leverage metrics, including how such metrics compare relative to similar REITs and industry averages, so as to advise the senior management team on the appropriate size and timing of equity raises.

	12.	Cooperatively work with the Company's development division to secure financing for all development projects.
	13.	Cooperatively work with the Company’s construction division to assist in the management of all payment, insurance, and other applicable risks.
14.
Oversee, incentivize, and mentor the employees in the accounting, financial reporting, and information technology departments so as to maintain a team with the skill set, knowledge, and work ethic required to successfully perform the required work.

15.
Support the executive management team in the short- and long-term internal forecasting process so as to support proper guidance and disclosure to investment advisors, investors, research analysts and other stakeholders.

	16.	Support the CEO in the proper reporting all the Company's performance in all public disclosures, including, but not limited to, SEC filings.

Shelly Hampton	1.	Manage, both directly and through third-party property managers, the Company’s real estate assets so as to maintain the institutional investment-grade quality of the Company’s assets.
2.
Monitor all third-party vendors, including but not limited to property managers, leasing agents, and consultants to ensure that such vendors are in compliance with the responsibilities outlined in their respective contracts.

3.
Proactively support and participate in the “deal team” approach to managing development pipeline projects and identify opportunities to positively impact cost, schedule, risk and profitability of such projects.

	4.	Lease the non-anchor space in all development projects consistent with the lease-up projections in the company's internal forecasting models and exceed the projections where possible.
	5.	Ensure that all development projects achieve the pro forma return-on-cost metrics that were used by management to approve the project prior to commencement.
6.
Manage tenant improvement and leasing expenditures to ensure lease terms are accretive on a return on cost basis. Continue regularly scheduled meetings with the construction division's TI team to ensure tenant spaces are delivered on time and on budget.

	7.	Ensure that the portion of the asset management division’s G&A budget that is under the control of the President of Asset Management is within the agreed upon budget.
	8.	Support the Company’s acquisition opportunities as appropriate, including lease reviews, asset due diligence, and leasing-risk assessment.
9.
Oversee, incentivize, and mentor the employees in the asset management division so as to maintain a team with the skill set, real estate knowledge, and work ethic required to successfully manage the Company’s assets. Specifically, transition a particular employee into a supervisory role with oversight of the asset managers to facilitate a focus on strategic asset management initiatives rather than day-to-day operations.

10.
Support the executive management team in the short- and long-term internal forecasting process so as to support proper guidance and disclosure to investment advisors, investors, research analysts and other stakeholders.

	11.	Support the CEO and CFO in the proper reporting all the Company’s performance in all public disclosures, including; but not limited to, SEC filings.

Eric E. Apperson	1.	Identify third-party construction opportunities with the goal of increasing backlog above the levels existing at the end of 2017.
	2.	Secure a new third-party client with the anticipation of a long-term relationship.
	3.	Manage contingency and profit recognition for each third-party construction project consistent with the guidance of our internal audit staff as well as our third-party internal and external auditors.
	4.	Ensure that the portion of the construction division’s G&A budget that is under the control of the President of Construction is within the agreed upon budget.
	5.	Ensure the timely delivery of all construction projects consistent with contractual obligations.
	6.	Manage all risks associated with third-party construction projects to maintain or exceed the projected profitability at the time the project was negotiated or bid.
	7.	Ensure that all contractual amounts due to the construction division by third-party construction clients are paid in a timely manner.
8.
Ensure that all internal controls required by the Company’s internal audit staff or the Company’s third party internal or external auditors are being fully implemented and followed, including the use of profitability reports to determine profit margins and the timing of profit recognition for GAAP purposes

	9.	Ensure the timely delivery of all development projects consistent with the delivery dates disclosed in the Company’s public filings.
10.
Proactively support and participate in the “deal team” approach to managing development pipeline projects and identify opportunities to positively impact cost, schedule, risk and profitability of such projects.

	11.	Continually increase efficiency through standardization of procedures, reports, and correspondence.
	12.	Ensure compliance throughout the construction division with all OSHA and internal safety policies.
	13.	Represent the Company in support of third-party construction or development opportunities as appropriate.
14.
Oversee, incentivize, and mentor the employees in the construction division so as to maintain a team with the skill set, construction knowledge, and work ethic required to successfully identify, execute, and complete third-party construction and development projects.

15.
Support the executive management team in the short- and long-term internal forecasting process so as to support proper guidance and disclosure to investment advisors, investors, research analysts and other stakeholders.

	16.	Support the CEO and CFO in the proper reporting all the Company’s performance in all public disclosures, including, but not limited to, SEC filings.

Based on the Compensation Committee’s evaluation of the quantitative and qualitative factors under the STIP, on February 21, 2019, the Compensation Committee approved the following bonus awards to our NEOs under the STIP for 2018:

	2018 Actual STIP Awards
Name	Cash	RSA	Total
Louis S. Haddad	$312,500	$625,000	$937,500
Michael P. O’Hara	187,500	370,750	558,250
Shelly Hampton	112,500	202,500	315,000
Eric E. Apperson	150,000	150,000	300,000
Eric L. Smith	N/A	N/A	N/A

(1) Mr. Smith resigned effective November 12, 2018.

Under the STIP, the bonus awards paid in restricted shares of common stock vest one-third on the grant date and two-thirds in equal amounts on the first two anniversaries of the grant date. The restricted shares were granted on March 3, 2019. Mr. O’Hara received an additional grant of $152,000 of restricted shares of common stock on March 3, 2019.

Discretionary Restricted Stock Awards

From time to time, our Compensation Committee may make discretionary awards of restricted stock to our NEOs. These discretionary awards of restricted stock are designed to reward our NEOs for their individual performance and the assumption of additional responsibilities within the Company. On February 21, 2019, the Compensation Committee approved a discretionary grant of approximately $152,000 of restricted shares of common stock for Mr. O'Hara in recognition of his extraordinary contributions during 2018, including the assumption of additional responsibilities within the Company. No other NEO received a discretionary restricted stock award in 2019.

2019 Compensation Program

As part of the year-end 2018 compensation process, the Compensation Committee reviewed the following considerations:

•	Historical compensation levels for our NEOs has been below the 25th percentile of the Peer Group;

•	The size of the Company (based on implied equity market capitalization) is slightly below the median of the Peer Group;

•	On a performance basis, the Company has delivered exceptional value to stockholders, with our total stockholder return (“TSR”) performance as follows:

	Total Stockholder Return
	1-Year	3-Year	5-Year
Armada Hoffler Properties, Inc.	(4.22)%	58.38%	104.06%

MSCI US REIT Index	(4.57)%	8.89%	45.55%

Peer Group
75th Percentile	4.56%	57.71%	90.66%
50th Percentile	(8.89)%	14.38%	24.39%
25th Percentile	(22.45)%	(13.56)%	(16.24)%

Based on this assessment, the Compensation Committee determined that it was appropriate to increase 2019 compensation opportunities to more competitive levels relative to the Peer Group, while still maintaining a more moderate approach with target total compensation still below the median of the Peer Group.

Increase in NEO Base Salaries

In January 2019, the Compensation Committee approved salary increases for certain of our NEOs in order to ensure that the salaries are competitive with our Peer Group and to recognize the NEOs’ increased responsibilities within the Company. The Compensation Committee has set 2019 base salaries for Messrs. Haddad, O’Hara and Apperson and Ms. Hampton in the following amounts:

Name	2019 Base Salary(1)
Louis S. Haddad	$934,253
Michael P. O’Hara	375,000
Shelly Hampton	309,000
Eric E. Apperson	360,500

(1)    Does not reflect the 3% increase in base salary effective for all employees in September of each year.

2019 STIP

In February 2019, the Compensation Committee approved our 2019 short-term incentive program (the “2019 STIP”). The 2019 STIP is substantially similar to the 2018 STIP. Like the 2018 STIP, the 2019 STIP provides opportunities for our NEOs to earn both cash and restricted stock awards based on both quantitative and qualitative factors established by the Compensation Committee.

In establishing the 2019 STIP, the Compensation Committee approved each NEO’s threshold, target and maximum opportunity for both the cash and restricted stock awards of the 2019 STIP, as set forth below.

Potential Cash Awards

Under the 2019 STIP, our NEOs are eligible to receive the following cash bonus payout at threshold, target and maximum performance:

	Cash Portion of 2019 STIP
Name	Threshold	Target	Maximum
Louis S. Haddad	$250,900	$386,000	$482,500
Michael P. O’Hara	113,750	175,000	218,750
Shelly Hampton	65,000	100,000	125,000
Eric E. Apperson	78,000	120,000	150,000

Under the 2019 STIP, 36-50% of the total incentive compensation eligible to be received by the NEOs is payable in cash.

Potential Restricted Stock Awards

Under the 2019 STIP, our NEOs are eligible to receive the following restricted stock awards at threshold, target and maximum performance:

	RSA Portion of 2019 STIP
Name	Threshold	Target	Maximum
Louis S. Haddad	$414,400	$636,000	$795,000
Michael P. O’Hara	113,750	175,000	218,750
Shelly Hampton	117,000	180,000	225,000
Eric E. Apperson	78,000	120,000	150,000

Under the 2019 STIP, 50-64% of the total incentive compensation eligible to be received by the NEOs is payable in the form of restricted stock awards under the Equity Incentive Plan. Any shares underlying each restricted stock award, to the extent earned by the NEOs, are expected to vest one-third on the grant date and one-third on each of the first two anniversaries of the grant date.

Quantitative and Qualitative Measures

Incentive compensation payable to our NEOs under the 2019 STIP will be based on the achievement of the following measures, as listed in the table below. Unlike the 2018 STIP, the Compensation Committee did not adopt separate quantitative measures based on division metrics for either Ms. Hampton or Mr. Apperson. The respective qualitative objectives established by the Compensation Committee for each of the NEOs under the 2019 STIP are the same as the qualitative factors established by the Compensation Committee for each of the NEOs under the 2018 STIP.

	2019 Quantitative Bonus Goals
2019 STIP Metrics	Threshold	Target	Maximum
Corporate
Normalized Funds from Operations (Normalized FFO)	$76,565,000	$77,951,000	$79,337,000
Normalized FFO/Share	$1.11	$1.13	$1.15

The Compensation Committee retains the discretion to equitably adjust the quantitative metrics to account for one-time events such as capital raising.

Tax and Accounting Implications

Section 162(m) of the Code (“Section 162(m)”) generally precludes a publicly held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to certain executive officers. However, our Company is structured such that compensation is not paid and deducted by the corporation, but at the Operating Partnership level. The Internal Revenue Service (the “IRS”) has previously issued private letter rulings holding that Section 162(m) does not apply to compensation paid to employees of a REIT’s operating partnership. Consistent with those rulings, we have taken a position that compensation expense paid and incurred at the level of the Operating Partnership or its subsidiaries is not subject to the Section 162(m) limit. As such, the Compensation Committee does not take the federal income tax deduction limit under Section 162(m) into account when structuring our compensation programs. As private letter rulings are applicable only for the taxpayer who obtains the ruling, and we have not obtained a private letter ruling addressing this issue, there can be no assurance that the IRS will not challenge our position that Section 162(m) does not apply to compensation paid at the operating partnership level. We also consider the accounting impact of all compensation paid to our executives, and equity awards are given special consideration pursuant to FASB ASC Topic 718.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors are Messrs. Allen, Cherry and Snow and Ms. Hardy, with Mr. Snow serving as chairman, each of whom is an independent director. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee. Accordingly, during the fiscal year ended December 31, 2018, there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the relationship between the median annual total compensation of our employees and the annual total compensation of Louis Haddad, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules.

For 2018, our last completed fiscal year:

•	the median annual total compensation of all employees of our Company (other than our Mr. Haddad) was $91,087; and

•	the annual total compensation of Mr. Haddad, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,704,662.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Haddad to the median annual total compensation of all employees, as determined pursuant to SEC rules, was 18.7 to 1. To determine the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. Haddad, we took the following steps:

•	We identified our employee population as of December 31, 2018, which consisted of approximately 156 full-time and part-time employees.

•	With respect to employees other than Mr. Haddad, we calculated each employee’s total compensation for 2018 in accordance with SEC rules with regards to compensation for our NEO’s.

•
With the above information, we identified an employee whose compensation we believe best reflects the Company’s employees’ median 2018 compensation, taking into account whether their compensation likely would reflect median employee compensation in future years. The median employee’s annual total compensation totaled $91,087.

•
In accordance with SEC rules, with respect to the annual total compensation of Mr. Haddad, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K of Armada Hoffler Properties, Inc.

Submitted by the Compensation Committee
of the Board of Directors:

John W. Snow (Chairman)
George F. Allen
James C. Cherry
Eva S. Hardy

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our NEOs in the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)		All Other Compensation		Total
Louis S. Haddad	2018	$779,738	$312,500	$526,337		$90,424	(3)	$1,708,999
President, Chief Executive	2017	633,675	150,000	298,728		61,052		1,143,455
Officer and Director	2016	509,167	150,000	151,402		37,049		847,618

Michael P. O’Hara	2018	$312,402	$187,500	$110,925		$46,042	(5)	$656,869
Chief Financial Officer,
Treasurer and Corporate
Secretary

Shelly Hampton	2018	$301,809	$112,500	$105,879		$36,826	(6)	$557,014
President of Asset Management

Eric E. Apperson	2018	$352,996	$150,000	$167,382		$42,669	(7)	$713,047
President of Construction	2017	330,856	100,000	99,581		46,550		576,987
	2016	321,580	100,000	100,931		43,037		565,548

Eric L. Smith(8)	2018	$287,741	$—	$212,600	(9)	$228,045	(10)	$728,386
Former Chief Operating Officer	2017	234,745	100,000	245,510	(9)	44,136		624,391
and
Corporate Secretary

(1) Represents the cash portion of the annual bonus payable to each NEO for the year in which it was earned, which comprised 33-50% of the total bonus award for the fiscal year ended December 31, 2018.
(2) Represents the stock portion of the annual bonus payable to each NEO, which comprised 50-67% of the total bonus award for the fiscal year ended December 31, 2018, and reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The stock portion of the bonus award was in the form of restricted common stock and is presented in the year in which the stock grant was made, rather than the year such stock grant was earned.

(3) This amount represents: (i) automobile allowance, gas, tolls, maintenance, and registration fees) in the amount of $38,298; (ii) parking fees in the amount of $1,551; (iii) club membership dues in the amount of $900; (iv) concierge health services in the amount of $1,800; (v) tax return preparation fees in the amount of $16,673; (vi) excess life insurance in the amount of $2,772; (vii) dividends on unvested restricted stock in the amount of $23,630; and (viii) an executive physical exam in the amount of $4,800.
(4) In accordance with applicable SEC rules, information for Mr. O’Hara and Ms. Hampton is not provided for 2017 or 2016 because neither Mr. O’Hara nor Ms. Hampton were NEOs as of December 31, 2017 or 2016.
(5) This amount represents: (i) automobile allowance (including automobile insurance, gas, maintenance, personal property tax and registration fees) in the amount of $25,641; (ii) parking fees in the amount of $1,551; (iii) concierge health services in the amount of $1,800; (iv) tax return preparation fees in the amount of $3,550; (v) excess life insurance in the amount of $1,806; and (vi) dividends on unvested restricted stock in the amount of $6,894; and (vii) an executive physical exam in the amount of $4,800.
(6) This amount represents: (i) automobile allowance (including automobile insurance, gas, maintenance, personal property tax and registration fees) in the amount of $25,398; (ii) club membership dues in the amount of $900; (iii) concierge health services in the amount of $1,800; (iv) tax return preparation fees in the amount of $2,750; (v) excess life insurance in the amount of $966; and (vi) dividends on unvested restricted stock in the amount of $5,012.
(7) This amount represents: (i) automobile allowance (including automobile insurance, gas, maintenance, personal property tax and registration fees) in the amount of $25,133; (ii) parking fees in the amount of $1,551; (iii) club membership dues in the amount of $900; (iv) concierge health services in the amount of $1,800; (v) tax return preparation fees in the amount of $3,550; (vi) excess life insurance in the amount of $1,806; and (vii) dividends on unvested restricted stock in the amount of $7,929.
(8) Mr. Smith became a NEO during the fiscal year ended December 31, 2017. In accordance with applicable SEC rules, information for Mr. Smith is not provided for 2016 because Mr. Smith was not a NEO as of December 31, 2016. Mr. Smith resigned from the Company in November 2018 and was not an executive officer as of December 31, 2018.
(9) Includes grants of restricted stock units (“RSUs”) pursuant to the Company’s long-term incentive program, of $106,100 in 2017 and $79,500 in 2018, which reflect the aggregate grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718 based on the probable outcome as of the grant dates as determined through the use of a Monte Carlo simulation for market conditions and assuming the service conditions would be fully met. All of Mr. Smith’s equity awards were forfeited on the date of his resignation with the exception of 9,967 unvested shares of restricted stock granted under the Equity Incentive Plan.
(10) This amount represents: (i) automobile allowance (including automobile insurance, gas, maintenance, personal property tax and registration fees) in the amount of $23,219; (ii) parking fees in the amount of $1,408; (iii) club membership dues in the amount of $825; (iv) concierge health services in the amount of $1,650; (v) tax return preparation fees in the amount of $1,265; (vi) excess life insurance in the amount of $525; (vii) dividends on unvested restricted stock in the amount of $7,832; (viii) $38,627, which represents a continuation of Mr. Smith’s base salary after his separation date pursuant to the Separation and General Release Agreement; and (ix) $152,694, which represents the value realized of the 9,967 unvested shares of restricted stock that vested upon Mr. Smith’s resignation, based upon the closing price of the Company’s common stock on the NYSE on the vesting date.

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to our NEOs in 2018.

				Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Shares of Restricted Stock	Grant Date Fair Value of Restricted Stock(2)
Name and Principal Position	Award Type(1)	Grant Date	Approval Date	Threshold #	Target #	Maximum #
Louis S. Haddad	RS	3/3/2018	2/22/2019				22,432	$299,467
	RS	3/3/2018	1/12/2018				16,994	226,870
Michael P. O’Hara	RS	3/3/2018	2/22/2018				8,309	110,925
Shelly Hampton	RS	3/3/2018	2/22/2018				7,931	105,879
Eric E. Apperson	RS	3/3/2018	2/22/2019				10,649	142,164
	RS	3/3/2018	1/12/2018				1,889	25,218
Eric L. Smith	RS	3/3/2018	2/22/2019				9,970	133,100
	RSU	3/3/2018	1/12/2018	5,000	10,000	15,000		79,500

(1) RS = restricted stock; RSU = restricted stock unit.
(2) The grant date fair value for the shares of restricted stock was determined in accordance with ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The following discussion should be read in conjunction with (i) the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” as well as the footnotes to such tables and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

Equity Awards

The equity awards granted to our NEOs during 2018 that appear in the tables above were granted pursuant to the 2018 STIP, which is described in detail in the Compensation Discussion and Analysis section under the caption “Structure and Components of the Executive Compensation Program-Short Term Incentive Program.” Shares of restricted stock awarded under the 2018 STIP were granted pursuant to the Equity Incentive Plan. The Equity Incentive Plan was approved by our Board of Directors and by our stockholders prior to the completion of our initial public offering in 2013. On June 14, 2017, the Company’s stockholders approved the Amended and Restated Equity Incentive Plan, which increased the number of shares of the Company’s common stock reserved for issuance by 1,000,000 shares. The Equity Incentive Plan, as amended, provides for the grant of stock options, stock appreciation rights, stock awards, performance awards, dividend equivalents, incentive awards and other equity-based incentive awards. All of our employees and the employees of our subsidiaries and affiliates, including the Operating Partnership, and members of our Board of Directors, are eligible to receive awards under the Equity Incentive Plan. The Equity Incentive Plan is administered by the Compensation Committee, which is comprised entirely of non-employee directors.

Compensation Mix

As discussed in more detail under the caption “Compensation Discussion and Analysis - Structure and Components of the Executive Compensation Program” above, in 2018, the Company’s compensation program was comprised of base salary and equity awards under the 2018 STIP, with the exception of Louis Haddad, the Company’s President and Chief Executive Officer, and Eric Apperson, the Company’s President of Construction, who also received discretionary grants of restricted stock in the dollar amounts of $225,000 and $25,000, respectively, in 2018 (see “—Discretionary Restricted Stock Awards” below). The Compensation Committee does not allocate a fixed percentage of the NEO compensation packages to each of these elements and may, in its discretion, elect to change the mix of compensation between cash and equity in any particular year to achieve an appropriate balance among these elements and to incentivize our NEOs to focus on financial and operating results in the near term and the creation of stockholder value over the long term.

Other Plans, Perquisites and Personal Benefits

Each of our NEOs is eligible to participate in all of compensatory and benefit plans on the same basis as our other employees. In addition, certain of our NEOs receive additional benefits, such as allowances for an automobile, club membership dues, tax return preparation fees, excess life insurance, concierge health services and an executive physical exam. We also pay cash dividends to our employees, including our NEOs, on their unvested shares of restricted stock. See “Summary Compensation Table” above.

Discretionary Restricted Stock Awards

From time to time, our Compensation Committee may make discretionary awards of restricted stock to our NEOs. These discretionary awards of restricted stock are designed to reward our NEOs for their individual performance and the assumption of additional responsibilities within the Company. On January 12, 2018, the Compensation Committee approved discretionary grants of restricted stock in the dollar amounts of $225,000 to Louis Haddad and $25,000 to Eric Apperson in recognition of their extraordinary contributions during 2017. No other NEO received a discretionary restricted stock award in 2018.

Employment and Severance Arrangements

We do not have employment or severance agreements with our NEOs. However, our Operating Partnership adopted the Executive Severance Benefit Plan (the “Severance Plan”), in which our NEOs, in their capacity as employees of our Operating Partnership, participate. See “Potential Payments Upon Termination or Change in Control” below.

Retirement Plans

We match contributions made by our employees, including our NEOs, to our 401(k) plan up to the maximum amount permitted under the 401(k) plan documents.

Outstanding Equity Awards at Fiscal Year-End December 31, 2018

The following table presents information about our NEO’s outstanding equity awards as of December 31, 2018. The equity awards reported as Stock Awards consist of time-vesting units.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Louis S. Haddad	3/3/2018	26,284	$369,553
President, Chief Executive	3/3/2017	7,117	$100,065
Officer and Director

Michael P. O’Hara	3/3/2018	5,539	$77,878
Chief Financial Officer,	3/3/2017	3,096	43,530
Treasurer and Corporate
Secretary

Shelly Hampton	3/3/2018	5,287	$74,335
President of Asset Management	3/3/2017	1,485	20,879

Eric E. Apperson	3/3/2018	8,358	$117,513
President of Construction	3/3/2017	2,372	33,350

Eric L. Smith(3)	—	—	$—
Former Chief
Operating Officer,
and Corporate
Secretary

(1) Represents restricted shares of common stock granted under our Equity Incentive Plan for 2017 and 2016 bonus awards, one-third of which vested on the grant date, one-third of which vest on the first anniversary of the grant date and one-third of which vest on the second anniversary of the grant date.
(2) Market value reflects the number of restricted shares multiplied by $14.06 per share, which was the closing price of our common stock on the NYSE on December 31, 2018.

(3)
Mr. Smith resigned from the Company in November 2018. In connection with Mr. Smith’s resignation, all of his outstanding equity awards were forfeited other than 9,967 unvested restricted shares of our common stock, which vested in full.

2018 Option Exercises and Stock Vested

The following table sets forth, for each of our NEOs, the number of shares of our common stock that vested in 2018 as well as the value of those shares upon vesting.

	Time-Vested Stock Awards
NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Louis S. Haddad	24,915	332,615
Michael P. O’Hara	8,689	115,998
Shelly Hampton	6,151	82,116
Eric E. Apperson	9,656	128,908
Eric L. Smith	19,716	263,209

(1) Based upon the closing price of our common stock on the NYSE on the vesting date.

Potential Payments Upon Termination or Change in Control

Severance Benefits

We do not have employment or severance agreements with our named executive officers. However, our Operating Partnership maintains our Severance Plan, in which our named executive officers, in their capacity as employees of our operating partnership, participate.

Participation in the Severance Plan is limited to employees of our operating partnership and its affiliates who are members of a select group of management or highly compensated employees and who are selected to participate in the Severance Plan by our Board of Directors or by a committee thereof. A Severance Plan participant is entitled to receive benefits thereunder only if the participant’s employment is terminated by his or her employer for a reason other than “Cause” or the participant resigns with “Good Reason.” The Severance Plan defines the term “Cause” as (i) a participant’s willful failure or refusal to perform specific written directives that are consistent with the scope and nature of the participant’s duties, (ii) a conviction of, or plea of guilty or nolo contendere to, a felony, (iii) any act of dishonesty which results in a material unjust gain to the participant at the expense of his or her employer, (iv) any act of a participant involving moral turpitude which materially and adversely affects the business of his or her employer, (v) a material breach of the restrictive covenants set forth in the Severance Plan or (vi) a failure to perform a material duty or a material breach of an obligation to his or her employer or a material breach of a written policy of his or her employer other than due to mental or physical illness or injury. The Severance Plan defines the term “Good Reason” as (i) a material breach by the Company or an affiliate of the Company of a written agreement between the participant and the Company or an affiliate of the Company, (ii) a material reduction in the nature or scope of the participant’s title, authority, powers, functions, duties or responsibilities, (iii) a material reduction in the participant’s base salary or bonus opportunity (other than a reduction for Cause or a reduction related to a general reduction that affects similarly situated individuals in a comparable manner) or (iv) a requirement that the participant, without his or her consent, change his or her principal office to a location that is more than fifty miles from the participant’s then-current principal office.

The benefits payable to a Severance Plan participant who is terminated without Cause or resigns with Good Reason will be (i) payment of accrued but unpaid salary, bonus and vacation pay, (ii) a pro-rated amount of the participant’s “target” bonus for the year of termination, (iii) a multiple of the sum of the participant’s annual salary and “target” bonus for the year of termination, (iv) a multiple of the annual COBRA premium for the participant’s health plan coverage and (v) a multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance and accidental death and dismemberment insurance. The Severance Plan provides three levels of benefits; Tier I, Tier II and Tier III. If a “target” level of bonus is not established for a participant, then the “target” will be 75%, 50% or 25% of base salary for Tier I, Tier II and Tier III participants, respectively. The Severance Plan provides for three levels of multiples, as described above: three times, two times and one time, for participants who are designated as Tier I, Tier II and Tier III participants, respectively. However, the multiple will be two and one-half for a Tier II participant and one and one-half for a Tier III participant who has a covered termination within ninety days before or within one year after we experience a change in control (which is defined in the Severance Plan in the same terms as in the Equity Incentive Plan). The Severance Plan multiple for our named executive officers is three times in the case of Mr. Haddad and two times in the case of Messrs. Smith, Apperson, and O’Hara, and Ms. Hampton. The committee that we appoint to administer the Severance Plan or we (in our capacity as the general partner of our Operating Partnership) determines which employees participate in the Severance Plan and each participant’s multiple.

No benefits will be paid under the Severance Plan unless the participant signs a release, in a form provided by our Operating Partnership, releasing us and our operating partnership and such other parties as are named in the release from any claims that the participant may have.

As a condition of participation in the Severance Plan, each participant agrees to comply with the following covenants:

•	a covenant against competition and non-solicitation of employees and clients during employment and for one year after employment ends for any reason; and

•	a covenant against disclosure of confidential information.

Equity Acceleration

The Executive Stock Award Agreement (the “Award Agreement”), which governs the awards granted in accordance with the Equity Incentive Plan, provides for acceleration in connection with a termination of employment, resignation, or a change of control. Participation in the Award Agreement is limited to employees or officers of our operating partnership and its affiliates, members of the Board, and individuals who provide significant services to the Company or its affiliates.

A participant’s interest in the shares of Common Stock covered by the award will become vested and nonforfeitable if the participant is terminated by his or her employer for a reason other than “Cause” or if the participant resigns with “Good Reason” and remains in the continuous employ of the Company or an affiliate from the date of the award’s grant until the date such employment ends. The Award Agreement defines “Cause” as (i) the participant’s failure to perform a material duty or the participant’s material breach of an obligation under an agreement with the Company or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the participant’s breach of a fiduciary duty to the Company, (iii) the participant’s conduct that is demonstrably and materially injurious to the Company, materially or otherwise or (iv) the participant’s conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice from the Board and that is not cured, to the reasonable satisfaction of the Board, within thirty (30) days after such notice is received by the participant. The Award Agreement defines the term “Good Reason” as (i) the Company’s material breach of an agreement with the participant or a direction from the Board that the participant act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material diminution in the participant’s duties, functions and responsibilities to the Company and its affiliates without the participant’s consent or the Company preventing the participant from fulfilling or exercising the participant’s material duties, functions and responsibilities to the Company and its affiliates without the participant’s consent, (iii) a material reduction in the participant’s base salary or annual bonus opportunity or (iv) a requirement that the participant relocate the participant’s employment more than fifty (50) miles from the location of the participant’s principal office on the date of the award’s grant, without the consent of the participant.

In addition, a participant’s interest in the shares of Common Stock covered by the award will become vested and nonforfeitable upon a “Change in Control” if the participant remains in the continuous employ of the Company or an affiliate from the date of the award’s grant until the control change is in effect. A “Change in Control” will occur if (i) any “person” (except as otherwise defined in the Equity Incentive Plan) becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power and common stock of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (iv) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common stock of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale.

For purposes of the table below, we have made the following assumptions where applicable:

•	The date of termination is December 31, 2018;

•	The payments are based on the terms of the Severance Plan and the applicable award agreements governing unvested equity awards;

•	There is no earned, accrued but unpaid salary;

•	There is no earned, accrued but unpaid bonus for the prior year; and

•	The premiums for the NEO’s health plan coverage, life insurance, long-term disability insurance and accidental death and dismemberment insurance is constant throughout the year.

NEO	Benefit	Termination w/o Cause or for Good Reason More than 90 Days Prior to or More than One Year After Change of Control		Termination w/o Cause or for Good Reason Within 90 Days Prior to or One Year After Change of Control		Termination for Cause or w/o Good Reason	Death or Disability
Louis S. Haddad	Accrued and Unpaid Amounts(1)	$—		$—		$—	$—
	Lump Sum Cash Severance	3,461,883	(2)	3,461,883	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	469,618		469,618		—	—
Michael P. O’Hara	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,127,255	(2)	1,371,569	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	121,408		121,408		—	—
Shelly Hampton	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	932,229	(2)	1,140,286	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	95,214		95,214		—	—
Eric E. Apperson	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,119,665	(2)	1,369,581	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	150,864		150,864		—	—

(1) Represents amounts that may be payable for any base salary or cash bonus that has been earned but remains unpaid and any accrued but unused vacation pay, in each case at the time of termination.
(2) In the event the NEO is terminated without Cause or for Good Reason more than 90 days prior to the occurrence of a Change of Control or more than one year after the occurrence of a Change of Control, the NEO will receive a lump sum amount in cash equal to: (i) the applicable multiple of the NEOs base salary as in effect on the date of termination, (ii) the applicable multiple of the NEOs bonus for the year in which employment is terminated; (iii) the pro rata amount (based on the portion of the calendar year that the NEO was employed by the Company) of the NEOs target bonus for the year in which employment is terminated; (iii) the applicable multiple of the annual COBRA premium for the participant’s health plan coverage; and (v) the applicable multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance and accidental death and dismemberment insurance. The applicable multiple for our NEOs is 3x for Mr. Haddad and 2x for Ms. Hampton and Messrs. O’Hara and Apperson.

(3)
In the event the NEO is terminated without Cause or for Good Reason within 90 days prior to the occurrence of a Change of Control or within one year after the occurrence of a Change of Control, the NEO will receive a lump sum amount in cash equal to: (i) the applicable multiple of the NEOs base salary as in effect on the date of termination; (ii) the applicable multiple of the NEOs bonus for the year in which employment is terminated; (iii) the pro rata amount (based on the portion of the calendar year that the NEO was employed by the Company) of the NEOs target bonus for the year in which employment is terminated; (iii) the applicable multiple of the annual COBRA premium for the participant’s health plan coverage; and (v) the applicable multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance and accidental death and dismemberment insurance. The applicable multiple for our NEOs is 3x for Mr. Haddad and 2.5x for Ms. Hampton and Messrs. O’Hara and Apperson.

(4)
Reflects the value equal to the number of restricted shares held by the NEO as of December 31, 2018 multiplied by $14.06 per share, which was the closing price of our common stock on the NYSE on December 31, 2018.

No amounts are set forth in the table above for Eric Smith, who was a NEO in 2018, because Mr. Smith resigned from the Company on November 12, 2018 and was not an executive officer as of December 31, 2018. In connection with Mr. Smith’s resignation, Mr. Smith entered into a Separation Agreement with the Company pursuant to which Mr. Smith will receive (i) an aggregate of $334,775, which was Mr. Smith’s then-current base salary at the time of his resignation, which will be paid in equal installments, payable in accordance with the Company’s regular payroll practices, for 12 months from the date of his resignation and (ii) aggregate payments of up to $20,020 to cover Mr. Smith’s COBRA premium for continued health plan coverage for a period of up to 12 months. In addition, Mr. Smith’s 9,967 unvested restricted shares of our common stock granted under the Equity Incentive Plan were accelerated. All other outstanding equity awards were forfeited on the date of Mr. Smith’s resignation.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued under the Equity Incentive Plan as of December 31, 2018.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Plan Category
Equity compensation plans approved by stockholders(1)	71,250	(2)	$—	(3)	1,035,233
Equity compensation plans not approved by stockholders	—		—		—
Total	71,250		—		1,035,233

(1) The initial Equity Incentive Plan was approved by our stockholders prior to the completion of our initial public offering. On June 14, 2017, the Company’s stockholders approved an amendment to the Equity Incentive Plan to, among other things, increase the numbers of shares of our common stock reserved for issuance by 1,000,000 shares.
(2) Represents up to 71,250 shares of common stock that may be issued upon vesting of outstanding RSUs, assuming maximum vesting is achieved.
(3) Does not account for the shares of common stock subject to outstanding RSUs because there is no exercise price for such shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Carroll and Cherry and Ms. Hardy, with Mr. Cherry serving as its chairperson. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors.

One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018 with our management.

The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for 2018 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
James C. Cherry (Chairman)
James A. Carroll
Eva S. Hardy

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and OP units as of April 15, 2019 (unless otherwise indicated) by (a) each of our directors, (b) each of our named executive officers, (c) all of our directors and executive officers as a group and (d) each person known to us to be the beneficial owner of more than five percent of our common stock. Beginning one year after the date of issuance, an OP unit is redeemable for cash equal to the then-current market value of one share of our common stock or, at our option, for one share of common stock. Unless otherwise indicated, all shares and OP units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or OP units. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement.
Unless otherwise indicated, the address of each person listed below is c/o Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462.

Name	Number of Shares Beneficially Owned		% of All Shares(1)	Number of OP Units Beneficially Owned		Number of Shares and OP Units Beneficially Owned	% of All Shares and OP Units(1)(2)
Daniel A. Hoffler	116,919		*	4,846,550	(3)	4,963,469	7.2%
A. Russell Kirk	78,921	(4)	*	1,178,095	(5)	1,257,016	1.8%
John W. Snow	57,175		*	—		57,175	*
George F. Allen	16,466		*	—		16,466	*
James A. Carroll	19,449		*	—		19,449	*
James C. Cherry	17,039		*	—		17,039	*
Eva S. Hardy	8,515		*	—		8,515	*
Louis S. Haddad	320,560		*	2,034,615		2,355,175	3.4%
Eric E. Apperson	49,322		*	236,112		285,434	*
Michael P. O’Hara	69,976		*	114,802		184,778	*
Shelly Hampton	37,826		*	54,997		92,823	*

All executive officers and directors as a group (11 people)	792,168		1.5%	8,465,171		9,257,339	13.3%

More than 5% Beneficial Owners

BlackRock, Inc.(6)
55 East 52nd Street New York, NY 10055	7,448,888		14.2%	—		7,448,888	10.7%
The Vanguard Group(7)
100 Vanguard Blvd. Malvern, PA 19355	5,292,495		10.1%	—		5,292,495	7.6%
AllianceBernstein L.P.(8)
1345 Avenue of the Americas New York, NY 10105	2,829,877		5.4%	—		2,829,877	4.1%
Renaissance Technologies LLC(9)
600 Route 25A East Setauket, NY 11733	3,395,709		6.5%	—		3,395,709	4.9%

* Less than 1%
(1) Based on 52,418,695 shares of our common stock outstanding as of April 15, 2019.
(2) Based on 16,991,933 OP units outstanding as of April 15, 2019 (other than OP units held by us).
(3) Includes 279 OP units held by a limited partnership, which represents Mr. Hoffler’s pecuniary interest in the limited partnership.
(4) Includes 25,884 shares held by Mr. Kirk’s spouse, for which Mr. Kirk disclaims beneficial ownership.
(5) Includes (i) 36,347 OP units held by Mr. Kirk’s spouse, for which Mr. Kirk disclaims beneficial ownership, and (ii) 91 OP units held by a limited partnership, which represents Mr. Kirk’s pecuniary interest in the limited partnership.
(6) Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on January 24, 2019 reporting beneficial ownership as of December 31, 2018. BlackRock, Inc. possesses sole voting power over 7,335,447 shares and sole dispositive power over 7,448,888 shares.
(7) Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on February 11, 2019 reporting beneficial ownership as of December 30, 2018. The Vanguard Group possesses sole voting power over 64,871 shares, shared voting power over 4,600 shares, sole dispositive power over 5,227,157 shares and shared dispositive power over 65,338 shares.
(8) Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on February 13, 2019 reporting beneficial ownership as of December 31, 2018. AllianceBernstein L.P. possesses sole voting power over 2,469,183 shares and sole dispositive power over 2,829,877 shares.
(9) Based solely upon the Schedule 13G filed with the SEC by the beneficial owner on February 12, 2019 reporting beneficial ownership as of March 27, 2018. Renaissance Technologies LLC possesses sole voting power and sole dispositive power over 3,395,709 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

The Board of Directors has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, approved by the Audit Committee and fully disclosed in accordance with the rules and regulations of the SEC and the NYSE. The policy applies to transactions or arrangements between the Company and any related person, including directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups (the “Related Persons”). They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and receiving certain benefits from the Company, such as loans or guarantees of obligations, which are reported and handled in accordance with the Company’s Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the Related Person is responsible for identifying and reporting to the Audit Committee any proposed related person transaction. In the event the Chief Executive Officer determines that it is impractical or undesirable to wait until an Audit Committee meeting can be convened in order to review a transaction with a Related Person, the Chairperson of the Audit Committee may act as an authorized subcommittee on behalf of the Audit Committee to review such transaction, so long as the Chairperson is a disinterested member with respect to such transaction. After considering all the facts and circumstances available to the Audit Committee, the Audit Committee will approve, ratify or reject the transaction, in its discretion. All approved transactions with Related Persons will be disclosed to the full Board of Directors.

Related Party Transactions

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.

Westin Hotel Projects

In 2018, we received aggregate revenues of approximately $1.6 million pursuant to two construction contracts for renovation projects at The Westin Virginia Beach Town Center. Certain of our executive officers and directors have indirect ownership interests in The Westin Virginia Beach Town Center, including Mr. Hoffler (9.9%), the Executive Chairman of our Board of Directors, Mr. Kirk (1.0%), the Vice Chairman of our Board of Directors, Mr. Haddad (4.0%), our President and Chief Executive Officer and a director, Mr. Apperson (1.0%), our President of Construction, Mr. O’Hara (0.4%), our Chief Financial Officer, Treasurer and Corporate Secretary, Ms. Hampton (0.2%), our President of Asset Management, and Mr. Smith (0.2%), our former Chief Operating Officer.

Tax Protection Agreements

In connection with the formation transactions related to our initial public offering, our operating partnership entered into tax protection agreements that provide benefits to certain prior investors, including Messrs. Hoffler, Haddad, Kirk, Apperson, O’Hara and Smith and Ms. Hampton and their affiliates and certain of our other officers. These tax protection agreements indemnify these individuals from their tax liabilities resulting from the potential future sale of certain of our properties within seven (or, in a limited number of cases, ten) years after the completion of such formation transactions on May 13, 2013.

Asset Management Agreements

During 2018, our asset management team served as asset manager for five properties and five vacant parcels of land in which certain of our officers and directors own interests. Under these agreements, we receive either a flat fee or a fee based on a percentage of the base rents or revenues of the properties, which are at market rates. For the year ended December 31, 2018, the total aggregate amount of asset management fees that we received with respect to these properties was approximately $203,000.

Severance Plan

Employees of our operating partnership and its affiliates who are members of a select group of management or highly compensated employees are subject to our Severance Plan, which provides severance benefits upon a termination of employment under certain circumstances. See “Potential Payments Upon Termination or Change of Control.”

Indemnification of Officers and Directors

Our charter and amended and restated bylaws provide for certain indemnification rights for our directors and officers, and we entered enter into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors, or in certain other capacities, to the maximum extent permitted by Maryland law.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain executive talent and to align the interests of our NEOs with the interests of the Company and our stockholders by providing market competitive compensation that is closely tied to short-term and long-term performance goals set by our Compensation Committee. The compensation of our NEOs is comprised of a mix of base salary, short-term incentive compensation and, from time to time, discretionary amounts of restricted stock. Please read the “Executive Compensation” section beginning on page 22, which includes the Compensation Discussion and Analysis, the tabular disclosure regarding the compensation of our NEOs and the accompanying narrative disclosure set forth in this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our NEOs.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required and Recommendation

The vote on the compensation of our NEOs as disclosed in this Proxy Statement is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We have recommended that our stockholders should cast an advisory vote on the compensation of our NEOs on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our NEOs will be at the 2020 annual meeting of stockholders. The affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that we must provide our stockholders with an opportunity to indicate how frequently we should seek an advisory vote on the compensation of our NEOs, and disclosed pursuant to the SEC’s compensation disclosure rules. In this Proposal No. 4, our Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating whether they would prefer an advisory vote on executive compensation, such as that set forth in Proposal No. 3, once every one, two, or three years. Until December 31, 2018, we qualified as an “emerging growth company” and have not previously been required to hold an advisory vote on the frequency of holding an advisory vote on the compensation of our NEOs.
Vote Required and Recommendation

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. The Board believes that an annual advisory vote on executive compensation facilitates input from our stockholders on our compensation philosophy, policies and practices that are disclosed in this Proxy Statement. We recognize that our stockholders may have differing views on the appropriate frequency for an advisory vote on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the advisory vote on executive compensation every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders. However, because this vote is advisory and not binding on our Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFFERED FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons for the fiscal year, we believe that these filing requirements were satisfied by the reporting persons during the fiscal year ended December 31, 2018, except that John W. Snow and James A. Carroll were inadvertently late in filing Forms 4 on October 3, 2018 related to awards of common stock on September 25, 2018.

Other Matters to Come Before the 2019 Annual Meeting

No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by our Board of Directors, or, if no such recommendation is given, in their own discretion.

Stockholder Proposals and Nominations for the 2020 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the 2020 annual meeting of stockholders must be received at our principal executive offices no later than December 28, 2019, and any stockholder proposal received after this date shall be considered untimely.

In addition, any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of our amended and restated bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders for the 2020 Annual Meeting must be received no earlier than November 28, 2019 and no later than December 28, 2019.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, and direct your written request to Armada Hoffler Properties, Inc. at 222 Central Park Avenue, Suite 2100, Virginia Beach, VA 23462, Attention: Corporate Secretary, or contact Investor Relations by telephone at (757) 366-6684. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

* * * *

By Order of the Board of Directors,

Michael P. O’Hara
Chief Financial Officer, Treasurer and Corporate Secretary

Virginia Beach, Virginia
April 26, 2019

ARMADA HOFFLER PROPERTIES

C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 George F. Allen
02 James A. Carroll
03 James C. Cherry
04 Louis S. Haddad
05 Eva S. Hardy
06 Daniel A. Hoffler
07 A. Russell Kirk
08 John W. Snow

The Board of Directors recommends you vote FOR proposals 2. and 3.

The Board of Directors recommends you vote 1 YEAR on the following:

	1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: We may conduct such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000419915_1 R1.0.1.18

ARMADA HOFFLER PROPERTIES, INC.
Annual Meeting of Stockholders
June 12, 2019 - 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Louis S. Haddad and Michael P. O'Hara, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, $0.01 par value per share, of ARMADA HOFFLER PROPERTIES, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on June 12, 2019, at The Westin Virginia Beach Town Center, located at 4535 Commerce Street, Virginia Beach, VA 23462, and any adjournment or postponement thereof.

For Proposal 1 (Election of Directors), you may vote "FOR" all of the nominees to the Board of Directors or you may "WITHHOLD" your vote for all of the nominees or any nominee(s) that you specify. For Proposal 2 (Ratification of the Appointment of Ernst & Young LLP), you may vote "FOR" or "AGAINST" this proposal or "ABSTAIN" from voting. For Proposal 3 (Advisory Vote on Executive Compensation), you may vote "FOR" or "AGAINST" this proposal or "ABSTAIN" from voting. For Proposal 4 (Advisory Vote on Frequency of Advisory Votes on Executive Compensation), you may vote "1 YEAR", "2 YEARS" or "3 YEARS" or "ABSTAIN" from voting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "1 YEAR" for Proposal 4.

Continued and to be signed on reverse side

0000419915_2 R1.0.1.18